EXHIBIT 99.1


                          UNITS AND CLASS A WARRANTS
                     OF MULTI-MARKET RADIO TO BE DELISTED;
       TRADING TO CEASE AS OF THE CLOSE OF BUSINESS ON NOVEMBER 4, 1996


NEW YORK, November 4, 1996 -- As previously announced, Multi-Market Radio, Inc. has called for the redemption of all of its outstanding Class A Warrants (NASDAQ: RDIOW). In accordance with the terms of the warrant redemption, holders of Class A Warrants may exercise the Class A Warrants until 5:00 p.m., New York time, on November 7, 1996 to purchase one share of Class A Common Stock of Multi-Market Radio for $7.75. Any Class A Warrants which have not been exercised prior to the exercise deadline on November 7 will no longer be exercisable, and the holders will have no further rights except to receive the redemption payment of $0.01 per Class A Warrant upon the surrender of their certificate. In accordance with the rules of the Nasdaq stock market, the Class A Warrants and Units (NASDAQ Small Cap: RDIOU), consisting of one share of Class A Common Stock, one Class A Warrant and one Class B Warrant, will be delisted from NASDAQ as of the close of business on Monday, November 4, 1996. As a result, trading in the Class A Warrants and Units will cease as of that time.

         On November 1, 1996, the last sales prices of the Class A Warrants and the shares of Class A Common Stock on the NASDAQ National Market were $4 and $113/4 respectively. The last sales price of the Units on the Nasdaq market was $20 on October 28, 1996.

         Multi-Market Radio, headquartered in New York City, currently owns or sells advertising on behalf of nine radio stations in five markets. Multi-Market Radio has entered into a merger agreement with SFX Broadcasting, Inc. (NASDAQ: SFXBA) pursuant to which it will be acquired by SFX Broadcasting. The transaction is expected to close immediately following Multi-Market and SFX's stockholder meetings which will be held on November 22, 1996.